Exhibit 10.21

CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY [***], HAS BEEN OMITTED BECAUSE COMPLETE SOLARIA, INC. HAS DETERMINED THE INFORMATION (I) IS NOT MATERIAL AND (II) WOULD LIKELY CAUSE COMPETITIVE HARM TO COMPLETE SOLARIA, INC. IF PUBLICLY DISCLOSED.

Mosaic Dealer Agreement

THIS MOSAIC DEALER AGREEMENT (this “Agreement”) dated as of January 24, 2017 (the “Effective Date”) is between Solar Mosaic, Inc., a Delaware corporation whose principal place of business is located at 1212 Broadway, Suite 300, Oakland, CA 94612 (“Mosaic”) and Complete Solar Inc dba CSS of California, a California Corporation with a principal place of business located at 1850 Gateway Drive STE 450, San Mateo, California 94404 (“Dealer”). Mosaic and Dealer are each referred to in this Agreement as a “Party” and collectively as the “Parties”. This Agreement supersedes all previous agreements, oral or written, between the Parties.

Dealer desires access to Mosaic’s loan product(s) for consumers of residential Solar Systems (as defined below) on attractive terms; and Mosaic is willing to offer its loan product(s) at favorable interest rates to consumers of Solar Systems in exchange for the Seller’s Points (as defined below) and other consideration described herein. Therefore, in consideration of the mutual covenants and obligations set forth in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

AGREEMENT

1.	DEFINITIONS

1.1	Definitions. As used in this Agreement, the following terms have the following meanings:

“Affiliate” means, for a specified Person, any Person directly or indirectly controlling, controlled by or under common control with such specified Person. For this definition, “control” with respect to any specified Person means the possession, directly or indirectly, of the power to direct the management and policies of such Person, whether through ownership of at least fifty percent (50%) of the voting securities, by contract, or otherwise.

“Applicable Laws” means any applicable statute, law, ordinance, rule, code, regulation, judgment, order, or award of any Governmental Authority, including without limitation any term, condition or requirement of any permit, license, certificate, approval, qualification or similar issuance from a Governmental Authority.

“Approved Equipment Vendor List” means the list of modules and inverters that are set forth on Mosaic’s approved dealer application form contained on the Portal as may be amended from time to time in Mosaic’s sole discretion.

“Assigned Lender” means an entity to which Mosaic assigns a Signed Home Solar Loan Agreement.

“Authority Having Jurisdiction” or “AHJ” means the local building department authority which reviews building plans for meeting safety and building code requirements, provides building permits, and inspects finished installations to those requirements.

“Change Order” means any written amendment or adjustment to a Signed Home Solar Installation Agreement that is signed by both Dealer and the Signed Customer.

“Closed Loan” means any loan that Mosaic has funded as evidenced by making an initial payment to Dealer minus any applicable Seller’s Points and any Additional Disbursements in accordance with the payment terms of Section 6 and Exhibit D.

“Confidential Information” is defined in Section 15.4.

“Contract Price” means the price of a Solar System pursuant to a Signed Home Solar Installation Agreement.

“Credit Application” is defined in Section 3.4.

“Customer” means both Qualifying Customers and Signed Customers.

“Customer Identifiable Information” means the name, home address, date of birth, and social security number of a Customer.

“Dealer” has the meaning set forth in the preamble.

“Dealer Authorized Users” is defined in Section 4.8.

“Dealer Portal Usage” is defined in Section 4.8.

“Disclosing Party” is defined in Section 15.4.

“Dispute” is defined in Section 11.1.

“Dispute Notice” is defined in Section 11.1.

“Effective Date” has the meaning set forth in the preamble.

“Final Completion” means Dealer has (a) completed the installation and commissioning of the Solar System, (b) secured and provided evidence of the Final Permit, (c) secured and provided evidence of Permission to Operate, and (d) energized the Solar System.

“Final Completion Certificate” is defined in Section 4.10.2.

“Final Permit” means the permit card signed by the AHJ evidencing that the Solar System has passed final inspection by the AHJ.

“Force Majeure Event” is defined in Section 9.1.

“General Residential Program Loan Terms” is defined in Section 3.1.

“Governmental Authority” means any court, tribunal, arbitrator, agency, legislative body, commission, official or other instrumentality of any government of any country, or a federal, state, province, county, city or other political subdivision thereof.

“Home Solar Installation Agreement” means the agreement entered into between a Dealer and a Qualifying Customer for the purchase of a Solar System, the standard form of which shall have been approved in advance by Mosaic.

“Home Solar Loan Agreement” means the standard terms and conditions whereby Mosaic agrees to extend a loan for the purchase of the Solar System and the Qualifying Customer agrees to make scheduled interest and principal payments, among other terms, the form of which shall be determined from time to time by Mosaic in its sole and absolute discretion.

“Home Solar Loan Product” means the consumer facing aspects of the Residential Program.

“Indemnified Party” is defined in Section 10.4.

“Initial Term” is defined in Section 8.1.

“Installation Completion” or “IC” means Dealer has, with respect to a Signed Home Solar Loan Agreement, (a) provided a Signed Home Solar Installation Agreement to Mosaic, (b) confirmed that the Signed Customer has entered into a Utility Agreement, (c) secured a Preliminary Permit, (d) provided to Mosaic a certificate executed by the Signed Customer, in form and substance satisfactory to Mosaic, attesting that the conditions for the first loan disbursement have been satisfied as required by the Signed Home Solar Loan Agreement, and (e) only the remaining obligation under the Signed Home Solar Installation Agreement of achieving Final Completion.

“Installation Completion Certificate” is defined in Section 4.10.1.

“Investor Parties” is defined in Section 4.4.4.

“Lead” is defined in Section 4.5.

“Loan” means the loan to a Signed Customer under the terms of a Signed Home Solar Loan Agreement.

“Loan Application” is defined in Section 3.4.

“Loan Amount” means the Contract Price minus any credits and/or any payments made by Signed Customer in advance of the Loan, after making adjustments for Change Orders, in the Signed Home Solar Installation Agreement.

“Monitoring Data” is defined in Section 4.4.2.

“Mosaic” has the meaning set forth in the preamble.

“Mosaic Audit Rights” is defined in Section 4.7.

“Mosaic Consumer Disclosure Requirements” are the consumer protection and disclosure requirements provided in Exhibit C to this Agreement, as may be updated by Mosaic in its sole discretion from time to time by delivery of an updated Exhibit C to Dealer.

“Mosaic Lead” is defined in Section 4.5.

“Net Loan Amount” is defined in Section 6.3.

“Note Holder” means a holder of investor notes the proceeds of which are used by Mosaic to finance Loans.

“Notice of Claim” is defined in Section 10.4.

“Party” and “Parties” have the meanings set forth in the preamble.

“Permission to Operate” or “PTO” means the letter executed by the Utility evidencing that the Solar System, under the terms of the Utility Agreement, is permitted to operate in parallel with the local utility grid.

“Person” means any individual, corporation, partnership, trust, limited liability company, association or other entity.

“Portal” means the web application that Mosaic provides to Dealer, which may be modified by Mosaic from time-to-time in Mosaic’s sole discretion, to enable Mosaic to track and deploy the Residential Program and enable Dealer to conduct the activities included under Dealer Portal Usage. The Portal includes documentation, business logic, administrative tools, and the user interface.

“Portal Limited Use License” is defined in Section 4.8.

“Preliminary Permit” means the building permit issued by the AHJ prior to commencing the installation of the Solar System.

“Prudent Solar Practices” means those standards of care and diligence normally practiced by solar engineering, construction and installation firms in performing services of a similar nature in the geographic region in which the Work is or will be performed and in accordance with good engineering design practices, Applicable Laws (including local codes and standards), any applicable requirements of the Utility, and other standards for such Work.

“Qualifying Customer” means any individual who owns a house in the Territory, and such house is a primary residence that does not already have a Solar System and has a roof and electrical infrastructure that can accommodate at least a two (2) kW DC Solar System.

“Receiving Party” is defined in Section 15.4.

“Referral Fee” is defined in Section 6.2.

“Residential Program” is defined in Section 2.1.

“Residential Program Loan Procedures” is defined in Section 3.1.

“Representatives” means any Affiliates, shareholders, members, managers, directors, officers, employees, agents or representatives of a Person, including, without limitation, its Subcontractors, attorneys, accountants, consultants and financial advisors.

“Required Documentation” means: (a) for Installation Completion, the documents referenced in the definition of “Installation Completion”; and (b) for Final Completion, the documents referenced in the definition of “Final Completion”.

“Seller’s Points” is defined in Section 6.1.

“Signed Customer” means a homeowner who is a Qualifying Customer and who has entered into a Signed Home Solar Installation Agreement with Dealer to purchase a Solar System and a Signed Home Solar Loan Agreement with Mosaic to finance some or all of a Solar System, neither of which has been cancelled or terminated.

“Signed Home Solar Installation Agreement” means a Home Solar Installation Agreement, including any Change Orders, signed by Dealer and a Qualifying Customer.

“Signed Home Solar Loan Agreement” means a Home Solar Loan Agreement signed by Mosaic and a Qualifying Customer.

“Solar System” means a complete photovoltaic system, and any additional equipment and services to accommodate such system, including but not limited to new roofs, and related roofing materials, battery storage equipment, electrical vehicle power charging equipment, thermostat equipment, and landscaping services, to be marketed, designed, engineered, procured, constructed, installed, and tested by Dealer in accordance with the Signed Home Solar Installation Agreement.

“Subcontractor” means any Third Party, including engineers or marketing service providers, directly or indirectly engaged by Dealer, regarding the performance or provision of any Work or the fulfillment, in whole or in part, of any obligation of Dealer, including marketing services, arising under or in connection with this Agreement or a Signed Home Solar Installation Agreement.

“System Data” is defined in Section 4.4.1.

“Term” is defined in Section 8.1.

“Territory” means the states identified in Exhibit B, as may be separately amended by mutual agreement of the Parties by appending revised dated and signed versions of Exhibit B to this Agreement from time to time.

“Third Party” means any Person who is not a Party.

“Utility” means the operator of the transmission or distribution system to which a Solar System is being interconnected, or another utility providing standard net metering service to the Solar System.

“Utility Agreement” means an agreement between the Signed Customer and the Utility allowing the Signed Customer to deliver electric power to the local electric power grid.

“Work” means the design, engineering, permitting, installation, maintenance, and monitoring of a Solar System in accordance with Prudent Solar Practices and in accordance with a Signed Home Solar Installation Agreement.

2.	AUTHORIZATION

2.1

Authorization. Dealer shall be authorized to market and facilitate access to Mosaic’s residential term debt financing program (the “Residential Program”) to provide loans to Qualifying Customers to finance the purchase of Solar Systems in the Territory, and Dealer accepts Mosaic’s appointment, subject to the terms and conditions of this Agreement. For clarity, the

Residential Program is explicitly limited to providing Loans to Qualifying Customers for Solar Systems installations on their primary residential home dwellings and shall specifically exclude any rental properties, vacation properties, second homes or any businesses or commercial establishments.

2.2

Non-Exclusivity; Customer Communications. Dealer may continue to provide its customers, including its Qualifying Customers, with financing options from other companies or develop its own financing options in addition to the Residential Program. Mosaic may continue to provide its loan products, including the Residential Program, to any third parties without any restrictions on distribution channels or methods. In addition, nothing in this Agreement shall prohibit either Party from contacting or communicating with such Party’s customers regarding other goods and/or services, including without limitation the Residential Program.

3.	MOSAIC RESPONSIBILITIES

3.1

Residential Program; Terms. Mosaic agrees to make available the Residential Program to Qualifying Customers of Dealer, located in the Territory, during the Term of this Agreement, subject to the terms and criteria of the Residential Program, as determined from time to time by Mosaic in its sole and absolute discretion (“General Residential Program Loan Terms”), the Qualifying Customer’s entry into a Home Solar Loan Agreement, and other procedural requirements established by Mosaic (the “Residential Program Loan Procedures”). Mosaic may, at any time and in its sole discretion, make changes to the Home Solar Loan Agreement, General Residential Program Loan Terms or Residential Loan Program Procedures, including, but not limited to, the addition of stricter credit requirements or less favorable loan terms.

3.2

Dealer Training and Support. Mosaic will provide a reasonable number of Dealer’s employees, agents, or representatives (as applicable) with training on the Residential Program from time-to-time, and will designate an account manager to provide Dealer with such training and ongoing support. Training will include:

3.2.1	an overview presentation of Mosaic;

3.2.2	review of Mosaic’s form agreements and required documents;

3.2.3	review of Mosaic’s software tools for installers and homeowners;

3.2.4	review of Mosaic’s loan origination and funding process and requirements;
3.2.5	review of the marketing and positioning of the Residential Program to Qualifying Customers; and

3.2.6	review of pertinent regulations and compliance matters that govern the Residential Program.

All such employees, agents, and representatives are required to complete the training and score at least 80% on the training quiz to participate in the Residential Program. Dealer will provide Mosaic with reasonable access into Dealer’s sales meetings, marketing events, and other business development meetings, in each case for the purpose of providing the training and support described hereunder.

3.3

Customer Support. During the Solar System sales process, Mosaic will provide customer service call center support to Dealer for all Solar System qualification inquiries as well as those Mosaic loan specific inquiries that were addressed in training and ongoing support or documentation provided to Dealer. Following the execution of the Signed Home Solar Loan Agreement, Dealer will provide customer support for all Solar System-related customer issues. Following the execution of the Signed Home Solar Loan Agreement, Mosaic will provide customer service call center support to address all customer questions pertaining to the Signed Home Solar Loan Agreement and the Residential Program.

3.4

Loan Application. Review and Approval. The Portal will include an online application for reviewing the credit of Qualifying Customers (“Credit Application”) and an online tool for providing the information about each Qualifying Customer and related Solar System (“Loan Application”) and for executing a Home Solar Loan Agreement. Mosaic will use commercially reasonable efforts to (a) review all Credit Applications within one (1) business day and notify Dealer and Qualifying Customers that the Qualifying Customer’s Credit Application is approved or denied and (b) review all Loan Applications within seven (7) days and notify Dealer and the Qualifying Customer if the Loan Application is complete or additional information is needed. Mosaic shall store the Credit Applications and Loan Applications and the information contained therein and comply with applicable privacy standards pertaining to use of Customer Identifiable Information. Dealer shall maintain the privacy of its Customers with respect to the results of each Credit Application,whether approved or denied, and all other Customer personal information, in accordance with Applicable Laws and shall maintain safeguards and procedures sufficient for the foregoing. Without limiting the foregoing, Dealer shall not use Customer personal information for any purpose other than that contemplated by this Agreement. Mosaic shall have the exclusive right and sole discretion to make the determination as to whether a Loan Application is accepted or rejected.

3.5

Funding Availability. The Parties acknowledge that Mosaic’s ongoing ability to source capital to finance the Residential Program is not assured, other than with respect to signed Home Solar Loan Agreements. Accordingly, Mosaic may at any time in its sole and absolute discretion suspend the Residential Program, including without limitation approvals of Loan Applications and/or execution of Home Solar Loan Agreements.

4.	DEALER RESPONSIBILITIES

4.1

Marketing and Promotion of the Residential Program. Dealer agrees to train its sales force in the Territory on the terms and conditions of the Residential Program and the Mosaic Consumer Disclosure Requirements, Applicable Laws and other standards referenced in Section 5.2, and to vigorously promote the Home Solar Loan Product(s) to all Qualifying Customers in the Territory during the Term. Dealer will use commercially reasonable efforts to provide Mosaic with [***] In conducting the activities contemplated by this Agreement, Dealer further agrees to strictly comply with the Residential Program Loan Procedures, the Mosaic Consumer Disclosure Requirements, and the General Residential Program Loan Terms.

4.2

Solar System Sales. The Dealer sales force will be responsible for selling the Solar Systems and promoting and facilitating access to the Home Solar Loan Product. Any efforts to promote the Residential Program by the Dealer sales force or Dealer Representatives will strictly comply with the Mosaic Consumer Disclosure Requirements. Dealer will have sole responsibility for the design and pricing of each Solar System. Solar Systems will be sold utilizing Dealer’s Home Solar Installation Agreement. If Dealer makes changes to its Home Solar Installation Agreement, it will send a copy with highlighted modifications to Mosaic on the day that it is released to Dealer’s sales force. A Qualifying Customer may choose to pay for the Solar System with cash or utilize another financing source, even if it has submitted a Credit Application or Loan Application to Mosaic and has received credit approval for a Loan. Dealer will promptly notify Mosaic if it becomes aware that a Customer who has received credit approval and has an active Loan Application or Signed Home Solar Loan Agreement is no longer intending to use the Loan to pay for the Solar System. Dealer will execute a “Fee Payment Authorization Form” (a copy of which is attached as Exhibit F) and will forward the executed form to Mosaic. Dealer will not be authorized to offer the Residential Program to Qualifying Customers until Mosaic receives the executed Fee Payment Authorization Form.

4.3

Solar System Materials, Design. Engineering and Installation. Dealer will be responsible for the design, engineering and installation of each Solar System for each Customer in the Residential Program. Mosaic shall retain the right to audit the Work, documentation, practices and standards of Dealer from time to time, in each case to ensure compliance with Applicable Laws and that such Work, documentation, practices and standards are consistent with Mosaic requirements. Dealer may request changes to the Approved Equipment Vendor List from time-to-time. Mosaic agrees to review and approve or reject proposed changes to the Approved Equipment Vendor List within thirty (30) days of receipt thereof. It is the intention of both Parties that the Approved Equipment Vendor List represents high quality established products that meet the ongoing standards of Mosaic. Mosaic retains sole discretion to remove any equipment from the Approved Equipment Vendor List in the event Mosaic determines that such products no longer meet its required standards or criteria. Each system will be engineered, constructed and installed in accordance with Prudent Solar Practices as well as the requirements of the Utility and AHJ.

4.3.1

Minimum Warranty Standards. Dealer will warrant each Solar System in accordance with the warranties specified in the Home Solar Installation Agreement, which shall not be less than the following minimum warranty standards:

•	Workmanship Warranty = 2 Years

•	Roof Penetration Warranty = 5 Years

•	Inverter Warranty = 10 Years

•	Module Product Warranty = 10 Years

•	Module Performance Warranty = 25 Years

4.4	Monitoring and System Data. Dealer shall provide information to Mosaic as outlined in this Section.

4.4.1

System Data. Upon Mosaic’s request, Dealer shall provide documentation listed in the following table (“System Data”), which may correspond to the adjacent activity, to Mosaic for each Signed Home Solar Loan Agreement as necessary for the fulfillment of the obligations set forth in this Agreement, or as required by Applicable Law. The Required Documentation will be provided in its native format (generally .pdf, .doc, .docx, .xlsx, .jpeg, .png, or .tif) and Dealer will use commercially reasonable efforts to ensure that the System Data is provided in easily readable and text searchable format.

Activity	Documentation
Sales Proposal and Assumptions	Customer Proposal Presentation

Avoided Cost Analysis	Last 12 months of energy bills

Shading Analysis, if Needed	Shading Metrics Document

Permitting	Preliminary Permit

Interconnection	Signed Interconnection Agreement

Performance Estimate and Assumptions (or equivalent)	PV Watts, or equivalent, Inputs/Outputs

Site Audit	Audit Form

Final Engineering Design	Design Permit Package (site plan, one line electrical drawings, and structural drawings if needed)

Finalize Drawings	As Built Drawings

Commissioning	Commissioning Checklist

Procurement	Bill of Materials (Make, Model, Source, Serial number or manufacturing lot, warranties)

Monitoring Production Data, if Available	Account information to access 15 minute interval data

Repair History	Within 30 days of performing a Repair on each Solar System

Warranty Claims History	Within 30 days of processing a Warranty Claim for each Solar System

Photos of Completed System	Photos of Site, Modules, Inverters

Utility Authorization	Final Inspection signed by the AHJ; Permission to Operate

Customer Feedback	Any feedback on a Solar System from a customer
4.4.2

Monitoring Data. If Dealer generally provides monitoring services for Solar Systems to its customers, Dealer will install monitoring equipment on each Solar System so that Mosaic, Dealer, and Signed Customers can monitor the solar electricity production, and other data collected by the monitoring equipment no less frequently than on a daily basis, for each Solar System (“Monitoring Data”) via a monitoring web interface provided by the monitoring equipment manufacturer. In such event the Parties will standardize one monitoring equipment vendor to facilitate the capture, reporting and analysis of Monitoring Data. Dealer will use its best efforts to assure that the Monitoring Data is available at all times, and that the monitoring equipment is functioning properly and transmitting Monitoring Data accurately and completely. Dealer will respond to Mosaic and Signed Customers regarding any reports of problems with monitoring equipment or Monitoring Data within one (1) business day.

4.4.3

Monitoring Data Access. If Dealer generally provides web-based monitoring services for Solar Systems to its customers, the monitoring web interface will provide the Signed Customer with access to the Monitoring Data for their Solar System and will also provide the Parties with access to the Monitoring Data for the greater of (a) the length of time the Loan associated with that Solar System is outstanding or (b) the length of time the Signed Customer has agreed to provide Mosaic with access to its production data. In such event each Signed Customer will be responsible for providing a continuous internet connection so that the monitoring system can transfer the Monitoring Data to the web interface.

4.4.4

Data and Documentation Sharing: Additional Information Requests. Notwithstanding anything to the contrary in this Agreement, Mosaic shall be permitted to share some or all of the (a) System Data, (b) Monitoring Data (if applicable), (c) Required Documentation,or (d) any other documentation uploaded to the Portal or otherwise shared with Mosaic under this Agreement, with its investors (or prospective investors), institutional financing partners, and their (or Mosaic’s) independent engineers (collectively, “Investor Parties”) as well as other Mosaic business associates and consultants (“Partners”) for the purpose of evaluating a transaction related to the Signed Home Solar Loan Agreements, in each case except to the extent prohibited by Applicable Law. Any parties that receive information under this Section shall be obligated to maintain the confidentiality of any Dealer Confidential Information that they receive with restrictions similar to the confidentiality and nondisclosure restrictions in Section 15.4 of this Agreement. Furthermore, from time to time, Dealer agrees that, subject to reasonable notice by Mosaic, Dealer shall respond to additional information requests and to interviews with Mosaic, Investor Parties and Mosaic’s Partners. Mosaic shall retain full data rights to any consumer data in its lending operations or systems.

4.4.5

Dissemination. Mosaic may make publicly available any System Data and Monitoring Data for any Solar System to the associated Note Holders or Assigned Lenders, but will not provide any associated Customer Identifiable Information. Each Party shall retain its full rights to use and share the System Data and Monitoring Data in any manner so long as it does not reveal Customer Identifiable Information.

4.5

Additional Activities. The Parties may participate in additional activities in connection with the loan product offerings (“Additional Activities”). Such activities shall be performed in accordance with the general program parameters outlined in the applicable Exhibits to this Agreement and incorporated herein by reference, and additional specific program details that may be mutually agreed upon by the Parties from time to time.

4.6

Subcontractors. Mosaic acknowledges that Dealer may use and engage Subcontractors to perform some or all of the Work. Dealer shall be solely responsible for the performance of the Work and for paying each Subcontractor amounts due to such Subcontractor, and nothing contained herein shall obligate Mosaic to pay any Subcontractor for (a) any of the Work performed by such Subcontractor, (b) taxes, or (c) withholdings related to such Work performed by any such Subcontractor, or to reimburse Dealer for Dealer payments to Subcontractors for any of the aforementioned items. No Subcontractor is intended to be, nor shall any such Subcontractor be deemed to be, a third party beneficiary of this Agreement or of any Solar System or an agent, employee, contractor, joint venturer or partner of Mosaic. Dealer shall cause all Subcontractors to comply with the terms of and standards of performance set forth in this

Agreement applicable to Dealer. Dealer shall ensure that all Subcontractors are in compliance with all license and bonding requirements applicable to the Work to be performed by them in accordance with Applicable Law. Dealer agrees to cause all Subcontractors to maintain, and comply with, the insurance requirements of Dealer except to the extent Mosaic provides its prior written approval of an exception. Dealer shall be solely responsible for the employment, control, actions, liability and conduct of its Subcontractors, including the compliance with the terms of this Agreement. Dealer further agrees to ensure that its Subcontractors are adequately trained and conform to the Residential Program Loan Procedures and Mosaic Consumer Disclosure Requirements.

4.7

Audit Rights. Dealer grants to Mosaic the right to directly or indirectly audit any Solar System, or corresponding Signed Customer data, for which Mosaic has a Closed Loan to ensure that Dealer is in compliance with the terms of this Agreement (“Mosaic Audit Rights”) and as needed in order to pursue additional or lower cost sources of capital. Mosaic Audit Rights will continue until the later of (a) the length of time the Loan associated with that Solar System is outstanding or (b) the length of time the Signed Customer has agreed to provide Mosaic with access to its production data.

4.8

Portal Usage and Feedback. During the Term of this Agreement, Mosaic will make available access to the Portal to Dealer for the exclusive purposes of (a) facilitating the logging and tracking of Customer information in accordance with the terms and conditions of this Agreement, (b) executing actions strictly necessary for processing the Loan, (c) sending/receiving notifications or other information related to the Loan to/from Customers and Mosaic, and (d) uploading, or downloading as the case may be, the Required Documentation, System Data, Monitoring Data, and other documentation, all of the aforementioned (“Dealer Portal Usage”) conducted in accordance with the Residential Program Loan Procedures. Dealer will send Mosaic a written list of individuals requiring access to the Portal, including name, title, sales territory, and any other information that Mosaic deems necessary prior to providing such individuals with access to the Portal and shall regularly update such list (“Dealer Authorized Users”). Mosaic grants to Dealer and Authorized Users during the Term of this Agreement only a limited, non-exclusive license to use the Portal exclusively for the purposes expressly set forth above (“Portal Limited Use License”). No usage by Dealer or Authorized Users of the Portal other than under the Portal Limited Use License is permitted by this Agreement. Dealer will use strict procedures to ensure that Dealer Authorized Users do not share login credentials or passwords and use the Portal in compliance with Dealer Portal Usage. Furthermore, Dealer shall provide to Mosaic on a periodic basis, but not less frequently than once per calendar quarter, specific feedback on the interface, features, functionality, and usability of the Portal, which feedback if implemented in the Portal or other technology of Mosaic will be the property of Mosaic. Mosaic will not be required to make any improvements or changes suggested by Dealer, but will make commercially reasonable efforts to generally improve the effectiveness of the Portal to increase the success of the Residential Program for both Mosaic and Dealer.

4.9

Program Feedback. Dealer agrees to update Mosaic on general customer reception and feedback regarding the Residential Program and such other marketing-related information related to the Residential Program as Mosaic may reasonably request.

4.10	Dealer Certification of Substantial and Final Completion. Installation Completion and Final Completion will be certified as described in Section 4.10.1 and 4.10.2 respectively.

4.10.1

Installation Completion Certification. An Authorized User of Dealer will certify Installation Completion for each Signed Home Solar Loan Agreement by accepting the web form acknowledgements listed below in the Portal (“Installation Completion Certificate”):

“Pursuant to the executed agreement (“Agreement”) between Solar Mosaic, Inc. (“Mosaic”) and my firm (“ Contractor”), I hereby certify that (1) I am an Authorized User, (2) Installation Completion has been achieved, (3) all of the representations and warranties in the Agreement are true and correct as of today, (4) the only remaining obligation of Contractor under the Home Solar Installation Agreement is to achieve Final Completion. Capitalized terms have the meaning set forth in the Agreement.”

4.10.2

Final Completion Certification. An Authorized User of Dealer will certify Final Completion for each Signed Home Solar Loan Agreement by accepting the web form acknowledgements listed below in the Portal (“Final Completion Certificate”):

“Pursuant to the executed agreement (“Agreement”) between Solar Mosaic, Inc. (“Mosaic”) and my firm (“Contractor”), I hereby certify that (1) I am an Authorized User, (2) Final Completion has been achieved, (3) and all of the representations and warranties in the Agreement are true and correct as of today. Capitalized terms have the meaning set forth in the Agreement.”

4.11

Compliance with Service Provider Obligations. In addition to obligations Dealer’s other covenants, duties or obligations under this Agreement, Dealer will continuously comply, and will cause its related Subcontractors to comply, with each of the Service Provider Obligations in Exhibit G and perform its obligations and otherwise act under this Agreement and under any and all related agreements in compliance with Applicable Law in all material respects, including consumer protection, data privacy, and data security, during the Term of the Agreement and each Renewal Term.

5.	MARKETING AND BRANDING

5.1	Marketing and Branding. Dealer and Mosaic agree to collaborate on the marketing and branding of the Home Solar Loan Product. Specifically,

5.1.1

Dealer is free to brand all customer and installer facing materials and communications that contain no reference to financing during the sales process, provided that such customer facing branding complies with the other terms and conditions of this Agreement (including Section 5.2 below) and is permissible under Applicable Law.

5.1.2	All customer and installer facing materials related to financing shall bear the “Mosaic” logo at least in equal size to any Dealer logos.

5.1.3	Mosaic will brand the online and offline Customer facing materials and communications during the servicing of the Loan.

5.2

Process and Compliance. Dealer agrees to provide all marketing materials regarding the Residential Program to Mosaic for review and approval prior to their distribution. In addition to Dealer’s representations, warranties and covenants below, Dealer agrees that all marketing, advertising and promotion by Dealer or its agents, employees or affiliates relating to the Residential Program shall be completely factual, in compliance with all Applicable Laws, in compliance with the Mosaic Consumer Disclosure Requirements as given in Exhibit C. and shall conform to the highest standards of ethical advertising.

6.	FEES AND PAYMENTS

6.1

Seller’s Points. Dealer will pay Mosaic a fee equal to a percentage of the Loan Amount for each Closed Loan financing the purchase of a Solar System installed by Dealer in accordance with the payment schedule set forth in Section 6.3 (“Seller’s Points”). The Seller’s Points applicable to the initial loan product offered hereunder shall be as stated in Exhibit D as may be separately amended by mutual agreement of the Parties by appending revised dated and signed versions of Exhibit D to this Agreement from time to time. The Seller’s Points may be different for other loan products offered by Mosaic. The Parties expressly acknowledge that the Seller’s Points enable Mosaic to offer the General Residential Program Loan Terms to Qualifying Customers.

6.2

Additional Disbursements. Dealer will pay Mosaic the fees related to the Additional Activities set forth in Section 4.5 and the applicable Exhibits (“Additional Disbursements”). Such fees will be deducted from the Loan Amount in accordance with Section 6.3.

6.3

Payment Schedule and Set Off. Mosaic will pay Dealer the Loan Amount, minus the applicable Seller’s Points and any outstanding amounts, including Additional Disbursements, due to Mosaic (the “Net Loan Amount”) for the Solar Systems installed by Dealer pursuant to the Signed Home Solar Installation Agreements in accordance with the schedule provided on Exhibit D. Mosaic may, at any time, as a continuous right, without notice or demand, set off any amounts owed to it against any outstanding amounts owed to Dealer until Dealer’s liability for such amounts owed to Mosaic are fully satisfied and discharged.

6.4	Payment Method. All payments referenced in this Agreement shall be made electronically via wire transfer, ACH (Automated Clearing House), or similar means.

6.5	Mosaic’s Remedy.

6.5.1

If Dealer (a) fails to perform its contractual obligations to Customers under any Signed Home Solar Installation Agreement or (b) is not in compliance with any of the terms or conditions of this Agreement, Mosaic may elect to withhold all or partial Loan funding for any Solar System(s), in its sole discretion, until deficiencies are remedied and/or terminate this Agreement in accordance with Section 8 (“Term and Termination”).

6.5.2

If Customer or Dealer has canceled or communicated an intent to cancel a Closed Loan, Dealer shall immediately notify Mosaic in writing. Except as set forth in Exhibit D, if an installation does not reach Final Completion within one hundred eighty (180) days of Installation Completion, Dealer shall refund Mosaic for all prior Closed Loan disbursements, including but not limited to principal plus accrued and unpaid interest owed by Signed Customer, within seven (7) calendar days of the expiration of such 180 day period. Mosaic reserves the right to charge Dealer a service fee of [***] for any cancellations that occur after the first disbursement of the Loan Amount has been made. Any outstanding amounts not paid within seven (7) calendar days will accrue interest daily at a rate of twelve and a half percent (12.5%) per annum.

7.	INTELLECTUAL PROPERTY.

7.1

Intellectual Property Rights. Mosaic retains and reserves all rights, title and interest in and to all inventions, works of authorship, trade secrets, know-how, ideas, techniques, concepts, algorithms, data, formats, code, platforms, functionality, interfaces, documents, technology and other intellectual property or proprietary information related to the Portal and the Residential Program. No rights are granted to Dealer hereunder other than as expressly set forth herein.

7.2

Portal Restrictions. Dealer will not directly, or indirectly through any affiliate, agent or other Third Party: (a) sell, lease, license or sublicense the Portal to any Third Party; (b) decompile, disassemble, or reverse engineer the Portal, in whole or in part; (c) write or develop any derivative software or any other software program based upon the Portal or any Confidential Information; (d) use the Portal to provide lending services to third parties, or otherwise use the Portal on a ‘service bureau’ basis; (e) provide, disclose, divulge or make available to, or permit use of the Portal by any Third Party without Mosaic’s prior written consent.

7.3

Installer Proposal Tool Software License. Mosaic may elect, in its sole discretion, to make available to Dealer optional installer proposal tool modules on a software-only basis (the “Installer Proposal Tool”), with no corresponding content or operational support services provided by Mosaic. If the Installer Proposal Tool is made available by Mosaic and utilized by Dealer, Mosaic grants to Dealer a limited scope, non-exclusive, non-transferable, royalty-free right to use the Installer Proposal Tool on an “as is” basis in connection with marketing and facilitation of the Mosaic Residential Program during the Term of this Agreement. Notwithstanding any other provision of this Agreement, Dealer shall be solely responsible for all content of the Installer Proposal Tool and for utilizing the Installer Proposal Tool in strict compliance with all Applicable Law.

7.4

Limited Scope Trademark License. Subject to the Parties’ compliance with the terms and conditions of this Agreement, each party grants to the other a non-exclusive, non-transferable, non-sublicensable right and license during the Term to display the grantor’s trademarks, servicemarks, trade names and trade dress (collectively for either party, the “Marks”) in connection with the Residential Program. All uses of the Marks shall inure solely to the benefit of the grantor. Neither party shall acquire any right, title or interest in the other’s Marks or any goodwill associated therewith. All rights and title in the Marks are and shall be exclusively owned by the grantor, and any rights not expressly granted therein and thereto are reserved to the grantor. Approval of use of the Marks of either party shall follow the approval process for marketing and branding materials set forth in Section 5.2 of this Agreement. The Parties shall not directly or indirectly contest the validity of the Marks of the other party or the right and title of grantor therein and thereto anywhere in the world.

8.	TERM AND TERMINATION

8.1

Term. The term of this Agreement commences as of the Effective Date and terminates as of the close of business on the last business day before the one-year calendar anniversary of the Agreement (the “Initial Term”); provided that the Agreement shall automatically extend and continue for additional consecutive one-year periods (each, a “Renewal Term” and collectively with the Initial Term, the “Term”) unless either Party provides written notice of termination as set forth in this Section 8.

8.2

Termination for Convenience. Either Party may terminate this Agreement at any time by providing at least thirty (30) days’ prior written notice to the other Party. In such case, Dealer may maintain access to the Mosaic Residential Program until the end of such 30-day period (the “Notice Period”), and the Parties shall mutually cooperate to engage in orderly resolution of ongoing Mosaic obligations to Signed Customers under the terms and conditions of any and all Signed Home Solar Loan Agreements in effect upon expiration of the Notice Period. Notwithstanding the foregoing, either Party may terminate this Agreement pursuant to Section 8.3.

8.3	Termination for Cause. Prior to the expiration of the Term, either Party may terminate this Agreement for cause, effective upon receipt of written notice by the other Party, if:

8.3.1	Such other Party fails to comply with any material provision of this Agreement;

8.3.2	Any representation or warranty of such other Party set forth in this Agreement shall have been false or misleading in any respect as of the Effective Date and as of the date of each Signed
Home Solar Loan Agreement and each Signed Home Solar Installation Agreement (as applicable), and the terminating Party is materially adversely affected;

8.3.3	Such other Party materially breaches this Agreement by engaging in fraudulent acts, willful misconduct, misrepresentation of facts, or intentional violation of any law or regulation;

8.3.4	Such other Party fails to make or cause to be made any undisputed payment to the terminating Party on the due date; or

8.3.5	Such other Party becomes the subject of a voluntary or involuntary petition in bankruptcy or any action relating to insolvency, receivership, liquidation, or composition for the benefit of creditors.

8.4

Effect of Termination. Upon termination of this Agreement for cause, Dealer’s authorization to promote and facilitate access to the Mosaic Residential Program under Section 2 and other relevant portions of this Agreement shall immediately terminate, and the Parties shall mutually cooperate to engage in orderly resolution of ongoing Mosaic obligations to Signed Customers under the terms and conditions of any and all Signed Home Solar Loan Agreements then in effect. Mosaic reserves the right to immediately suspend Dealer’s authorization under Section 2 at any time in its sole discretion during an uncured event of Dealer default, effective upon Mosaic’s delivery of written notice to Dealer. Sections 1, 6 (with respect to any accrued but unpaid payment obligations), 7, 10, 11, 12, 13.1.5, 14, 15, and these Termination provisions shall survive termination of this Agreement for any reason.

9.	FORCE MAJEURE

9.1

Force Majeure Events. Each Party shall promptlynotify the other Party in writing of any delay or anticipated delay in its performance of this Agreement due to a Force Majeure Event, and the reason for and anticipated length of the delay. In the event of any Force Majeure Event, the affected Party shall (a) exercise all commercially reasonable efforts to bring the situation caused by the Force Majeure Event under control and mitigate the extent, duration, and impact of such Force Majeure Event; (b) provide periodic notices to the other Party with respect to its actions and plans for actions in accordance with (c) above; (d) promptly notify the other Party of the cessation of the Force Majeure Event giving rise to it being excused from performance; and (e) promptly resume its performance under this Agreement as soon as possible after the cessation of the relevant Force Majeure Event. “Force Majeure Event” shall mean, when used in connection with the performance of a Party’s obligations under this Agreement, any act or event (to the extent not caused by such Party or its Representatives) that is unforeseeable, or being foreseeable, unavoidable and outside the reasonable control of the Party that invokes it, and which delays said Party’s performance of its obligations or renders said Party unable to comply, totally or partially, with its obligations, including: war (whether or not declared), riot, acts of the public enemy; acts of God, including storms, floods, lightning, earthquakes, hailstorms, ice storms, tornados, typhoons, hurricanes, landslides, volcanic eruptions, fires, excessive wind speeds; sabotage or destruction by a Third Party (other than any contractor retained by or on behalf of the Party) of facilities and equipment; and strikes (whether local, regional, national or sectorial) or similar industrial or labor actions or disputes.

9.2

Excused Performance. Each Party shall be excused for any delays or defaults in the performance of its obligations under this Agreement other than the timely payment of amounts due under this Agreement that are the result of a Force Majeure Event and shall be entitled to a reasonable extension of time for such delays.

10.	INDEMNIFICATION

10.1

General Indemnity. Each Party shall fully indemnify and hold harmless the other Party and its Representatives from and against any and all claims, actions, suits, proceedings, losses, liabilities, penalties, damages, costs or expenses (including reasonable and documented attorneys’ fees) of any kind whatsoever, incurred by such other Party or its Representatives in connection with or arising from any claims, demands, suits, proceedings, actions, or causes of action asserted or commenced by third parties against such Party or its Representatives that are caused by or result from (a) the actual or alleged negligence or willful misconduct of the indemnifying Party or Representatives in connection with this Agreement or (b) a breach or alleged breach by the indemnifying Party of its obligations, covenants, representations or warranties contained herein; provided that neither Party nor its Representatives shall be entitled to indemnification for any losses hereunder to the extent resulting from their own gross negligence, fraud or willful misconduct.

10.2

Intellectual Property Indemnity. Each Party shall fully indemnify and hold harmless the other Party and its Representatives from and against any and all claims, actions, suits, proceedings, losses, liabilities, penalties, damages, costs or expenses (including reasonable and documented attorneys’ fees) of any kind whatsoever arising from actual or alleged infringement or misappropriation by such Party (or any Subcontractor) of any patent, copyright, trade secret, trademark, service mark, trade name, or other intellectual property right of the other Party or of any Third Party in connection with this Agreement.

10.3	Dealer Indemnity.

10.3.1

Dealer shall fully indemnify and hold harmless Mosaic and its Representatives from and against any and all claims, allegations, actions, suits, proceedings, losses, liabilities, penalties, damages, costs or expenses (including reasonable and documented attorneys’ fees) of any kind whatsoever, incurred by Mosaic or its Representatives in connection with or arising from any claims demands, suits, proceedings, actions, or causes of action asserted or commenced by third parties against Mosaic or its Representatives that are caused by or result from (a) a breach or alleged breach of a Signed Home Solar Installation Agreement by Dealer or its Representatives, (b) the failure or alleged failure of Dealer or its Representatives to perform their respective obligations or duties owed to a Signed Customer pursuant to any agreement, warranty, guaranty, Applicable Law or otherwise, including without limitation any actual or alleged violation of any consumer lending law, or (c) the negligence or willful misconduct of Dealer or its Representatives; provided that neither Mosaic nor its Representatives shall be entitled to indemnification for any losses hereunder to the extent resulting from their own gross negligence, fraud or willful misconduct.

10.3.2

If a Loan is no longer eligible to be financed by Mosaic, or if Mosaic is required to repurchase a Loan from a financing party or a whole loan purchaser, and such ineligibility or repurchase requirement is caused by or a result of (a) a breach or alleged breach of a Signed Home Solar Installation Agreement by Dealer or its Representatives, (b) the failure or alleged failure of Dealer or its Representatives to perform their respective obligations or duties owed to a Signed Customer pursuant to any agreement, warranty, guaranty, Applicable Law or otherwise, or (c) the negligence or willful misconduct of Dealer or its Representatives, then Dealer shall either (i) repurchase the Loan at the outstanding principal balance plus accrued interest minus the Seller’s Points previously paid to Mosaic (which amount shall not be less than zero), or (ii) pay liquidated damages in an amount equal to 100% of the outstanding principal balance of the Loan minus the Seller’s Points previously paid to Mosaic. The Parties agree that quantifying losses arising from Dealer’s actions is inherently difficult insofar as such actions may impact Mosaic’s reputation or funding availability, and further stipulate that the agreed upon sum is not a penalty, but rather a reasonable measure of damages, based upon the Parties’ experience in the industry and given the nature of the losses that may result from such actions.

10.4

Notice of Claim. If a claim is brought against a Party (the “Indemnified Party”) and such claim may give rise to indemnification hereunder, the Indemnified Party shall notify the other Party (the “Indemnifying Party”) in writing as soon as possible (but in any event prior to the time by which the interest of the Indemnifying Party will be materially prejudiced as a result of its failure to have received such notice) after the Indemnified Party has knowledge of the facts constituting the basis for such claim (the “Notice of Claim”). Such Notice of Claim shall specify all facts known to the Indemnified Party giving rise to the indemnification right and the amount or an assessment of the amount of the liability arising therefrom.

10.5

Indemnity Procedure. The Indemnifying Party shall be entitled to participate in, and, unless in the opinion of counsel for the Indemnifying Party a conflict of interest between the Parties may exist with respect to such claim, assume the defense of such claim, with counsel reasonably acceptable to the Indemnifying Party. If the Indemnifying Party does not assume the defense of the Indemnified Party, or if a conflict precludes the Indemnifying Party from assuming the defense, then the Indemnifying Party shall reimburse the Indemnified Party on a monthly basis for the Indemnified Party’s defense through separate counsel of the Indemnifying Party’s choice. Even if the Indemnifying Party assumes the defense of the Indemnified Party with acceptable counsel, the Indemnified Party, at its sole option, may participate in the defense, at its own expense, with counsel of its own choice without relieving the Indemnifying Party of any of its obligations hereunder.

11.	DISPUTE RESOLUTION

11.1

Good Faith Negotiations. In the event that any question, dispute, difference or claim arises out of or is in connection with this Agreement, including any question regarding its existence, validity, performance or termination (a “Dispute”), upon notice from either Party to the other Party of such Dispute (a “Dispute Notice”), the senior management personnel from both Parties shall meet and diligently attempt in good faith to resolve the Dispute for a period of thirty (30) days following the receipt of such Dispute Notice. If either Party refuses or fails to meet, or the Dispute is not resolved by negotiation, the provisions of Section 11.2 shall apply.

11.2

Arbitration. Any Dispute that is not resolved within the applicable notice or cure periods provided in this Agreement can be submitted to binding arbitration.The arbitration hearing(s) and all related proceedings shall be conducted in Alameda County, California and shall be administered by either AAA or JAMS, at the option of the Party demanding submission to arbitration. All proceedings by arbitration shall be pursuant to the Rules and Procedures of the arbitration administrator selected. The submitting Party shall submit such Dispute to arbitration by providing a written demand for arbitration to all other Parties. The Parties agree that any arbitrated matter will be handled by a single arbitrator with significant commercial contract resolution experience to be mutually selected by the Parties, pursuant to the Rules and Procedures of the arbitration administrator. The decision of the arbitrator shall be in writing, final, and binding on the Parties. Any award may be enforced by any Party, as applicable, in a court of competent jurisdiction. The award shall include interest from the date of any damages incurred, and from the date of the award until paid in full, at the rate of the lesser of (a) the rate per annum equal to the rate published by the Wall Street Journal as the “prime rate” on the date on which such interest begins to accrue plus one percent (1%) and (b) the maximum rate allowed by the applicable law.Any Party to this Agreement retains the right to reject the application of this term to a Dispute unilaterally, thereby rejecting submission of the Dispute to arbitration and electing resolution by litigation before a Court of competent jurisdiction. The election to waive submission to arbitration shall be accomplished by any Party by providing a written rejection notice to all other Parties to the Agreement prior to the submission of a written demand for arbitration by any such Party. In this event, the Parties nonetheless agree that the venue for determination of any litigated matter in connection with any such Dispute shall remain in Alameda County, California and that the applicable law for the determination shall be the laws of the State of California. The Parties to this Agreement specifically agree that the Prevailing Party to arbitration or litigation of any such Dispute shall be awarded its reasonable attorneys’ fees, expert fees, expenses, and costs, as incurred in connection with the Dispute, including all reasonable and related fees and costs incurred prior to the written demand for arbitration or rejection notice, as arising from the Dispute. Nothing in this term to the Agreement shall preclude any Party from seeking provisional or equitable remedies from a court of appropriate jurisdiction.

11.3	LIMITATION OF LIABILITY. NEITHER PARTY WILL BE LIABLE TO THE OTHER PARTY FOR ANY CONSEQUENTIAL, SPECIAL, CONTINGENT OR PUNITIVE DAMAGES AS A RESULT OF A BREACH OF THIS AGREEMENT.

12.	INSURANCE

12.1

Requirements. In addition to any requirements set forth as to any Subcontractor, Dealer shall, at its own cost and expense, procure from an insurance company or companies acceptable to Mosaic, and maintain in full force and effect for the entire period of the Dealer Agreement, insurance policies with the following coverage:

12.1.1	Worker’s compensation and employer’s liability insurance of [***] that complies fully with the worker’s compensation laws of each state in which Work is to be performed.

12.1.2	Commercial general liability insurance with coverage of [***] aggregate with a Contractual Liability Endorsement.

12.1.3

Comprehensive bodily injury and property damage automobile liability insurance covering all owned, hired, and non-owned automobiles and other vehicles and equipment with bodily injury limits of [***] aggregate liability.

12.2

Additional Insured. Dealer shall name Mosaic, or Assigned Lender(s) in instances where Mosaic has assigned a Signed Home Solar Loan Agreement, as additional insured to its general liability policy and shall provide additional insured status for both ongoing and completed operations to the fullest extent permitted by law.

12.3

Subrogation. Dealer’s insurance policies shall include (a) a waiver of subrogation by the insurers in favor of Mosaic, or Assigned Lender(s) in instances where Mosaic has assigned a Signed Home Solar Loan Agreement, and each of their respective insurers or policy issuers and (b) a waiver of any right of the insurers to any set-off or counterclaim, whether by endorsement or otherwise, as to any type of liability for any persons insured under such policies.

12.4

Certification. Prior to commencement of the Work, Dealer shall furnish to Mosaic Certificates of Insurance, demonstrating that the insurance requirements set forth in this Section 12 have been met. Dealer shall also provide copies of the insurance policies referenced in Section 12, including a complete set of the Endorsements and Exclusions to said policies and excluding only that content sets forth the premium(s) paid. In the event that premiums are to be paid by installment, Dealer agrees to make all payments in full for all insurance procured in accordance with Section 12. Any failure by Dealer to provide Mosaic with the requisite Certificates of Insurance and/or policies shall not be deemed a waiver of any right of Mosaic under this Agreement. The inclusions, coverage, and limits set forth herein are minimums and shall not be construed as a limitation to Mosaic’s rights under the any policies maintained by Dealer.

13.	REPRESENTATIONS, WARRANTIES AND COVENANTS

13.1	Both Parties. Each Party hereby represents and warrants to the other, as of date hereof and as of the date of each Signed Home Solar Loan Agreement, that:

13.1.1

Organization. It is duly organized, validly existing and in good standing under the laws of the state of its formation, and has the power and authority to enter into this Agreement and to perform its obligations hereunder.

13.1.2

No Conflict. The execution and delivery of this Agreement and the performance of and compliance with the provisions of this Agreement will not conflict with or constitute a breach of or a default under (a) its organizational documents, (b) any agreement or other obligation by which it is bound; or (c) any Applicable Law.

13.1.3

Enforceability. (a) All actions required to be taken necessary to make this Agreement effective have been duly and validly taken; (b) this Agreement has been duly and validly authorized, executed and delivered; and (c) this Agreement constitutes a legal, valid and binding obligation, enforceable in accordance with its terms, subject to laws of bankruptcy, insolvency, reorganization, moratorium or other similar laws.

13.1.4	Financial Capability. It has the financial capability to carry out all of its obligations under this Agreement.

13.1.5

Compliance with Laws. Each Party hereby represents, warrants, and covenants to the other Party, that such Party is and will continue to be in compliance with all applicable lending, consumer finance, consumer protection and other Applicable Laws relating to the applicable Loan (including related marketing activities) and that it possesses any licenses, permits or authorizations required for such Party to engage in the activities contemplated by this Agreement or the applicable Signed Home Solar Loan Agreement.

13.2

Additional Dealer Representations and Warranties. In addition to the representations and warranties in Section 13.1 Dealer hereby represents, warrants, and covenants to Mosaic, as of the date hereof and prior to marketing and facilitating access to Mosaic’s Residential Program to Qualifying Customers to finance the purchase of Solar Systems in the Territory, the Dealer has reasonably verified that each Solar System will be installed on a Qualifying Customer’s primary residential home dwelling, which is not a rental property, vacation property, second home or any business or commercial establishment or utilized as such by the Qualifying Customer; that, as of the date hereof and as of the date of each Signed Home Solar Installation Agreement, Dealer is and will continue to be fully experienced and properly qualified to perform the Work and all of its respective obligations under this Agreement, that it is properly licensed, equipped and organized to perform the Work required by this Agreement or the applicable Signed Home Solar Installation Agreement, and that it will comply with all tax and employment laws and regulations relating to such Work. Dealer further represents, warrants and covenants to Mosaic, as of the date hereof and continuously until the expiration date of this Agreement, that all information provided by Dealer in the Mosaic dealer application form is complete, true and correct and that Dealer will immediately give notice to Mosaic of any material change in such information in accordance with Section 15.3 of this Agreement.

14.	ASSIGNMENT

14.1

Neither Party shall assign this Agreement without the prior written consent of the other Party, except to a successor in interest who purchases all or substantially all of the assets of such Party or in connection with any merger of such Party with another person, whether or not the transferring Party is the surviving entity from such merger, or any other change in control of a Party, provided any such surviving entity assumes all obligations of such Party, as appropriate, under this Agreement. Nothing in the foregoing provision shall limit Mosaic’s right to make any assignment of a Loan, a Signed Home Solar Loan Agreement, related documentation or any of Mosaic’s rights or obligations relating to such Loan, Signed Home Solar Loan Agreement or related documentation. Subject to the foregoing, this Agreement shall be binding on the Parties and on their respective permitted successors, heirs and assigns.

14.2

Duty to Mitigate. Each Party agrees that it has a duty to mitigate damages and covenants that it will use commercially reasonable efforts to minimize any damages it may incur as a result of the other Party’s performance or non-performance of this Agreement.

15.	MISCELLANEOUS

15.1

Govern in. Law. The formation, interpretation and performance of this Agreement shall be governed by and construed in accordance with the laws of the State of California without regard to its conflicts of laws principles.

15.2

Waiver. The failure of either Party to insist upon or enforce, in any instance, strict performance by the other Party of any of the terms of this Agreement or to exercise any rights herein conferred shall not be construed as a waiver or relinquishment to any extent of its right to assert, or rely upon any such terms or rights on any future occasion. No waiver shall be valid unless stated in writing.

15.3

Notices. Any notice, request, demand or other communication required or permitted under this Agreement, shall be deemed to be properly given by the sender and received by the addressee if made in writing and (a) if personally delivered; (b) three (3) days after deposit in the mail if mailed by certified or registered air mail, post prepaid, with a return receipt requested; or (c) if sent by facsimile email with confirmation. Notices shall be addressed to each Party at the address listed in the preamble to this Agreement to the attention of the President or Chief Executive Officer, with a copy sent to the attention of General Counsel at such same address.

15.4

Confidentiality; Nondisclosure. Each Party (the “Receiving Party”) shall not divulge, disclose, produce, publish, or permit access to, without the prior written consent of the other Party (the “Disclosing Party”), any confidential information of the Disclosing Party. “Confidential Information” includes the terms and conditions of this Agreement, all business plans,designs, drawings, specifications, techniques, models, data, documentation, source code, object code, diagrams, flow charts, research, development, processes, procedures, know-how, manufacturing, development or marketing techniques and materials, development or marketing timetables, strategies and development plans, customer, supplier or personnel names and other information related to customers, suppliers or personnel, pricing policies and financial information, and other information of a similar nature, whether or not reduced to writing or other tangible form, and any other trade secrets, in each case where designated as “confidential” by the Disclosing Party. Confidential Information does not include (a) information known to the Receiving Party prior to obtaining the same from the Disclosing Party; (b) information in the public domain at the time of disclosure by the Receiving Party; or (c) information obtained by the Receiving Party from a Third Party who did not receive same, directly or indirectly, from the Disclosing Party. The Receiving Party shall use the higher of the standard of care that the Receiving Party uses to preserve its own confidential information or a reasonable standard of care to prevent unauthorized use or disclosure of such confidential information. Notwithstanding anything herein to the contrary, the Receiving Party has the right to disclose Confidential Information without the prior written consent of the Disclosing Party: (1) as required by any court or other Governmental Authority, or by any securities exchange on which the shares of any Party are listed, (2) as otherwise required by applicable law, (3) as advisable or required in connection with any government or regulatory filings, including filings with any regulating authorities covering the relevant financial markets, (4) to its attorneys, accountants, financial advisors or other agents, in each case bound by confidentiality obligations, (5) to banks, investors and other financing sources and their advisors, in each case bound by confidentiality obligations; or (6) in connection with an actual or prospective merger or acquisition or similar transaction where the party receiving the Confidential Information is bound by confidentiality obligations. If a Receiving Party believes that it will be compelled by a court or other Governmental Authority to disclose Confidential Information of the Disclosing Party, it shall give the Disclosing Party prompt written notice so that the Disclosing Party may determine whether to take steps to oppose such disclosure. Upon the expiration or termination of this Agreement or upon the Disclosing Party’s request, the Receiving Party shall return all Confidential Information to the Disclosing Party, or at the Disclosing Party’s option, destroy all Confidential Information and provide within ten (10) days of the Disclosing Party’s request, a written certification signed by an officer of the Receiving Party, certifying that all Confidential Information in all formats, including without limitation, paper, electronic and disk form, have been returned or destroyed, as the case may be.

15.5

Publicity. The Parties shall jointly agree upon the necessity and content of any press release in connection with the matters contemplated by this Agreement. Any other publication, news release or other public announcement by a Party relating to this Agreement or to the performance hereunder shall first be reviewed and consented to in writing by the other Party, such consent not to be unreasonably withheld.

15.6	Validity. The invalidity, in whole or in part, of any provisions hereof shall not affect the validity of any other provisions hereof.
15.7

No Oral Modifications. No oral or written amendment or modification of this Agreement by any officer, agent or employee of either Party, either before or after execution of this Agreement, shall be of any force or effect unless such amendment or modification is in writing and is signed by the Party to be bound thereby.

15.8

Headings. The headings in this Agreement are for convenience and reference only and the words contained therein shall in no way be held to explain, modify, amplify or aid in the interpretation, construction or meaning of the provisions of this Agreement.

15.9

Complete Agreement. This Agreement constitutes the complete and entire agreement between the Parties and supersedes any previous communications, representations or agreements, whether oral or written, with respect to the subject matter hereof.

15.10

No Agency. The Parties are independent contractors under this Agreement. Neither Party is an agent, representative, or partner of the other Party. Neither Party shall have any right, power or authority to enter into any agreement of any kind for or on behalf of,incur any obligation or liability of, or otherwise bind, the other Party. This Agreement shall not be interpreted or construed to create an association, joint venture, agency, partnership, franchise, sale representative or employment relationship between the Parties or to impose any partnership obligation or liability upon either Party. Each Party shall bear its own costs and expenses in performing this Agreement.

15.11

Counterparts. This Agreement may be executed in counterparts, each of which, when executed, shall be deemed to be an original and all of which together, shall be deemed to be one and the same instrument. Delivery of an executed counterpart of a signature page to this Agreement by facsimile or other electronic means (e.g., electronic mail, .pdf or DocuSign signature) shall be as effective as delivery of an original signature to this Agreement.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the Parties have duly executed and delivered this Mosaic Dealer Agreement as of the Effective Date first written above.

SOLAR MOSAIC, INC.

By:	/s/ Ted Fawcett
Name:	Ted Fawcett
Title:	VP Sales

Complete Solar Inc dba CSS of California

By:	/s/ Dave Anderson
Name:	Dave Anderson
Title:	CRO

EXHIBIT A

This Page Intentionally Left Blank

EXHIBIT B

TERRITORY (Effective as of January 24, 2017)

ALL APPLICABLE STATES:

California

Acknowledged and Agreed:

Solar Mosaic, Inc.:		Dealer:

By:	/s/ Ted Fawcett	By:	/s/ Dave Anderson
Name:	Ted Fawcett	Name:	Dave Anderson
Title:	VP Sales	Title:	CRO

EXHIBIT C

MOSAIC CONSUMER DISCLOSURE REQUIREMENTS

Capitalized terms used but not defined herein have the meaning given to them in the Mosaic Dealer Agreement.

•

Marketing, promotional and advertising materials and communications (whether used in Credit Applications, Loan Applications or otherwise, and whether in electronic, hard copy format, or verbal communications) (“Marketing Materials” and such activity, “Marketing”) that may be used in connection with the Residential Program are limited to those that have been previously reviewed and approved by Mosaic Legal. Use of any other materials is not permitted and is not authorized by Mosaic. Copies of all Marketing Materials must be retained for three (3) years.

•

All Marketing relating to the Residential Program shall be in English, shall be completely factual, shall preserve consumer choice with respect to loan products, shall comply with all applicable laws (including but not limited to the Truth in Lending Act, Truth in Advertising Act and similar disclosure laws), and shall conform to the highest standards of ethical advertising.

•

All Marketing relating to the Home Solar Loan Agreement shall represent the Home Solar Loan Agreement accurately, including the structure and terms of the Loan. Rates, charges and costs, where stated, must be fully and clearly disclosed.

•	No modifications to the Residential Program in any respect are permissible without prior written approval of an officer of Mosaic.

•

Telemarketing and call center operations promoting or mentioning the Mosaic Residential Program or any term of the Mosaic Home Solar Loan must operate in full compliance with TCPA and all other applicable state and local laws and regulations pertaining to telemarketing, telephone solicitation, fax solicitation, use of consumer mobile phone and other mobile device phone numbers.

•

Electronic mail and other digital communications promoting or mentioning the Mosaic Residential Program or any term of the Mosaic Home Solar Loan must operate in full compliance with the CAN-SPAM Act and all other applicable federal and state laws and regulations.

•

Mosaic’s license number must appear on all Marketing Materials that mention the Residential Program or any term or feature of the Mosaic Home Solar Loan. Mosaic’s license number is indicated at the upper left side of the summary page of the Home Solar Loan Agreement.

•

No statement or representation, or omission of material information, may be made that would cause any Marketing Materials to be false, misleading or deceptive. All Dealer communications related to Residential Program or any term or feature of the Mosaic Home Solar Loan must be made in English and all Loan terms must be explained to non-English speaking borrowers in a manner that is not unfair, deceptive, discriminatory, or abusive. The Mosaic Loan is serviced in English, and presenting the Loan in a language other than English may mislead the consumer into believing that the Loan will be serviced in that other language. If a consumer does not speak English well, or at all, he or she is still free to apply for and receive a Mosaic Home Solar Loan. However, Dealer must recommend that such Customer involve someone who will be able to translate the Loan terms and documents for him or her, including a family member, a friend, or any third person whose assistance the Customer is confident will enable him or her to fully understand such Dealer communications and loan features and terms.

•	No unfair, deceptive, or abusive conduct in relation to Marketing is permissible. Any such conduct if detected should be reported immediately to Dealer supervisors and Mosaic.

EXHIBIT D

SELLER’S POINTS AND PAYMENT TERMS (EFFECTIVE AS OF January 24, 2017 )

D.1	Schedule of Approved Mosaic Loan Product

Mosaic Loan Product Number	Applicable Seller’s Points (as a % of the Loan Amount of each Closed Loan)
[***]	[***]

D.2	Payment Terms

a.	Except as may be set forth in Exhibit E, Mosaic will pay Dealer [***] due within ten (10) business days after achieving Installation Completion and Mosaic s receipt of the Installation Completion Certificate of the Solar System.

b.	Mosaic will pay Dealer the balance of the Net Loan Amount within ten (10) business days after achieving Final Completion and Mosaic s receipt of the Final Completion Certificate of the Solar System.

Acknowledged and Agreed:

Solar Mosaic, Inc.:		Dealer:

By:	/s/ Ted Fawcett	By:	/s/ Dave Anderson
Name:	Ted Fawcett	Name:	Dave Anderson
Title:	VP Sales	Title:	CRO

EXHIBIT E

ADDITIONAL ACTIVITIES N/A

This Exhibit E sets forth the Additional Activities between Mosaic and Dealer in accordance with Section 4.5 of the Agreement.

EXHIBIT E-3

BATTERY PROGRAM (EFFECTIVE AS OF January 24, 2017)

This Exhibit E-3 is a part of and incorporated into the Mosaic Dealer Agreement (“Agreement”) between Solar Mosaic, Inc. (“Mosaic”) and Dealer dated January 24, 2017. Capitalized terms not defined in this Exhibit are as defined in the Agreement.

Batteries

Mosaic may engage in activities in which Qualifying Customers may purchase solar battery equipment (“Batteries”) in connection with the Residential Program. Dealer may choose to offer the Batteries in accordance with Section 4 of the Agreement. In addition to the marketing and branding requirements set forth in Section 5, Dealer shall comply with the program terms set forth below.

Program Terms:

•	Battery Charging Requirement: Batteries must be properly wired and installed for charging by the Solar System and not charging by the utility grid.

•

Any and all customer-facing collateral and materials, including but not limited to marketing materials and invoices, must not separate battery prices or costs from Solar System price or costs. All prices and costs for the solar equipment, including Batteries, must be combined into one line item on any invoices.

•

Dealer shall inform Customers that in order to receive the full warranty applicable at purchase, Customers must register batteries with their manufacturers, fulfill all related requirements, and remain in compliance with the warranty provisions.

Acknowledged and Agreed:

Solar Mosaic, Inc.:		Dealer:

By:	/s/ Ted Fawcett	By:	/s/ Dave Anderson
Name:	Ted Fawcett	Name:	Dave Anderson
Title:	VP Sales	Title:	CRO

EXHIBIT F

MOSAIC FEE PAYMENT AUTHORIZATION FORM

I.	Authorization to Deduct Seller’s Points from Loan Proceeds

Dealer hereby authorizes Solar Mosaic, Inc. (“Mosaic”) to deduct from the Loan proceeds for a Signed Customer the amount of any applicable Seller’s Points when payable as specified in the Mosaic Dealer Agreement (the “Mosaic Dealer Agreement”) dated January 24, 2017, entered into between Mosaic and Complete Solar Inc dba CSS of California (“Dealer”). Capitalized terms used and not defined herein have the meanings set forth the in the Mosaic Dealer Agreement.

II.	Payment of Net Loan Proceeds

Dealer understands that after satisfaction of the requirements set forth in Section 6 and Exhibit D of the Mosaic Dealer Agreement, Mosaic will pay to Dealer the amount of the Loan proceeds described therein minus applicable Seller’s Points owed by Dealer to Mosaic (the “Net Loan Proceeds”) by an ACH transfer to Dealer’s bank account specified below. By accepting the Net Loan Proceeds from Mosaic, Dealer acknowledges that the applicable Signed Customer has paid to Dealer the full amount of the Loan proceeds contemplated by the Mosaic Dealer Agreement for such Signed Customer.

Please check if the information below represents a change to information previously submitted.

Bank Name	Squarel Bank a division of Pacific Western Bank

ABA Routing #	[***]
(9 digits usually preceding your account number at the bottom of a check)

Account #	[***]

Account Name	complete solar

Federal Tax ID #	[***]

Dealer’s Address	1850 Gateway Dr suite 450 San Mateo, CA 94404

For each remittance, once the ACH has been submitted, Mosaic will send an email with remittance document outlining the amount sent and how the amount was derived (i.e. loan ID, loan amount, origination fees, etc). Email address of person to whom remittance email should be sent: accounting@completesolar.com

Authorized Signer Name	Dave Anderson

Authorized Signer Phone	[***]

Signature	/s/ Dave Anderson

Date	1/24/2017

EXHIBIT G

SERVICE PROVIDER OBLIGATIONS

Purpose of This Exhibit

As a provider of consumer financial products or services, Mosaic is a “covered person”, as defined in the federal Consumer Financial Protection Act (“the CFPA”). Dealer is considered a “service provider” under the CFPA. A covered person who utilizes a service provider must obtain the service provider’s agreement in writing to fulfill the obligations listed below.

Dealer’s Obligations

In addition to Dealer’s other covenants, duties or obligations under the Agreement, continuously during the Term of the Agreement and each Renewal Term Dealer will:

1.

Implement, update, revise as necessary and disseminate such policies, procedures, internal controls, and training materials (“Policies”) as are reasonably necessary to ensure that Dealer conducts appropriate training and oversight of employees or agents that have consumer contact or compliance responsibilities. Such Policies shall include the prohibition on steering any consumer to accept loan product that is not in the consumer’s best interests in order to increase Dealer’s compensation.

2.	Obtain and maintain all licenses and permits required by state, local or federal law, regulation or ordinance in order for Dealer to carry out its responsibilities under the Agreement.

3.

Promptly notify Mosaic of the commencement against Dealer or Dealer’s receipt of notice of any (a) litigation against Dealer or (b) investigation, demand, inquiry or action by any regulatory agency, any of which, if adversely determined, could reasonably be expected to impair Dealer’s financial solvency or its continued ability to carry out its responsibilities under the Agreement.

4.

Immediately notify Mosaic upon receipt of any Customer inquiry or complaint (whether directly or through a regulatory agency or other Third Party) and make a reasonable good faith effort to expeditiously respond to or resolve such inquiry or complaint.

5.	Promptly notify Mosaic of any material change in any information provided by Dealer during Mosaic’s review of Dealer’s qualifications and suitability.

6.

Permit Mosaic to conduct such financial and compliance audits and examinations (“Audits”) as are reasonably necessary for Mosaic to maintain oversight of Dealer’s activities. Unless otherwise warranted by specific negative information received by Mosaic, Audits shall occur at reasonable intervals after prior notice. Audits may include (but need not necessarily be limited to) a review of the items described in paragraph 1. above, along with contracts, communications with consumers, complaints and the resolution of those complaints, internal audits, financial records, summaries of test results or other equivalent evaluations.

7.

Respond promptly to any finding by Mosaic of a deficiency as a result of any Audit, with evidence demonstrating to Mosaic’s satisfaction that such finding is erroneous or, if Dealer does not dispute the finding, Dealer’s proposed plan of corrective action.

8.

Maintain adequate security procedures to protect against improper disclosure, sharing or misuse of any Customer’s nonpublic personal information (as defined in Consumer Financial Protection Bureau Regulation “P”) in Dealer’s possession or to which Dealer has access.

9.	Upon request, provide to Mosaic or any Third Party identified by Mosaic satisfactory evidence of Dealer’s continuing compliance with any of items 1. through 8. above.